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RURAL/METRO CORPORATION

(Name of Registrant as Specified in its Charter)

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Rural/Metro Corporation held a conference call on May 14, 2004, reporting its results for the third quarter of fiscal year 2004. Attached are excerpts from the conference call related to Rural/Metro Corporation’s proxy statement:

Jack E. Brucker, President & Chief Executive Officer:

…

Our prepared remarks this morning will focus on several key areas, including:

…

•	and, finally, a discussion of our upcoming proxy proposal and annual meeting scheduled for June 10th.

…

Our final topic this morning addresses on our annual meeting, which will begin at 3 p.m. Thursday, June 10, 2004, at our corporate headquarters in Scottsdale, Arizona.

In addition to re-electing two independent directors, stockholders will be considering an important proposal related to certain terms under our amended credit agreement.

We are asking stockholders to approve an amendment to the Company’s Certificate of Incorporation that would increase the number of authorized common shares by 17 million. When the proposal is approved, we will issue approximately 5 million of the newly authorized common shares in exchange for the preferred stock that was issued to our lenders in 2002 and 2003.

Among the benefits of stockholder approval, a “yes” vote will remove certain preferences, redemption obligations and restrictions currently attached to the preferred shares. It is important to point out that the accretion associated with the preferred stock also will be eliminated, which will result in a measurable improvement in earnings per share.

For the three months ended March 31, 2004, the accretion reduced net income applicable to common stock by approximately $1.7 million, or the equivalent of $0.08 cents per fully diluted share. This calculation assumes the conversion of the preferred stock to common stock. On a year-to-date basis, the accretion reduced net income applicable to common stock by approximately $4.6 million, or the equivalent of $0.20 cents per fully diluted share.

Finally, if we cannot exchange the preferred shares for common stock, we are subject to a $25 million redemption fee due to our lenders at the loan’s maturity.

It is also important to note that the issuance of additional common stock is necessary for us to achieve our compliance plan for continued listing on the NASDAQ SmallCap Market. As we have disclosed in recent weeks, our listing is contingent on achieving a market capitalization of $35 million or more. The number of common shares to be issued in the conversion of our preferred stock is a key multiplier in this equation.

We strongly support this proposal and urge stockholders to vote “yes” on the measure.

-------- Remarks Following Q&A Session ------

Jack E. Brucker, President & Chief Executive Officer:

Thank you, once again, for joining us this morning. We believe the results we have reported today reflect our ongoing commitment to improving the long-term financial and operational performance of our company. We are pleased to provide the highest quality services to our growing base of patients and customers and to remain at the forefront of our industry.

As a reminder, we urge our stockholders to give thoughtful consideration to the proxy materials you receive in conjunction with our Annual Meeting on June 10, 2004. Your “yes” vote is very important to us as we continue to execute on our 2004 business plan and look ahead toward fiscal 2005.

-- That concludes our call today. Thank you. --